August 5, 2005

Reporters May Contact:

Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bank Completes Acquisition of
Three Branches From Peoples Bank of the Ozarks

Springfield, Mo. -- Great Southern Bank, a wholly-owned subsidiary of Great Southern Bancorp (NASDAQ:GSBC), announced today that it has completed the acquisition of three branches in Camdenton, Climax Springs and Greenview, Mo., from Peoples Bank of the Ozarks. The acquisition, representing approximately $35 million in deposits and $13 million in loans, brings the bank's number of retail branches to 34 in southwest and central Missouri and strengthens its presence in central Missouri with six branches. The branches will open for business with the same familiar employees on Saturday, August 6, as offices of Great Southern Bank.

Former Peoples Bank customers can now do their banking at any Great Southern branch and ATM throughout southwest and central Missouri. They now also have access to Great Southern's broad range of products and services, which include investment, insurance and travel services.

"We are excited to welcome former Peoples Bank customers to Great Southern," said Great Southern President and CEO Joseph W. Turner. "We look forward to building relationships with our new customers in these communities and are committed to delivering our products and services with the high level convenience, value and reliability all of our customers deserve and expect."

With total assets of $2.0 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 34 retail banking branches and more than 150 ATMs throughout southwest and central Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis, Mo. Great Southern Bancorp's common stock (ticker: GSBC) is listed on the NASDAQ stock exchange.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.